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                                                                    EXHIBIT 99.1


                                                                  Sept. 17, 2002
                                                                  Lee Posey
                                                                  Chairman

                         [PALM HARBOR HOMES LETTERHEAD]



                        PALM HARBOR HOMES IN DISCUSSIONS
                    TO OBTAIN ALTERNATE FLOOR PLAN FINANCING

                                   ----------

                     EXPECTS NO CHANGE IN CURRENT OPERATIONS

DALLAS (SEPT. 17, 2002) -- Palm Harbor Homes, Inc. (Nasdaq/NM: PHHM) today announced that it is in discussions with a number of financial organizations to provide floor plan financing. The Company is responding to Deutsche Bank's decision to discontinue the portion of its business that provided financing for inventories of manufactured homes. The Company currently has floor plan facilities totaling $140 million of which $105 million is with Deutsche Bank and two participating financial institutions.

         "We are highly confident that we will be able to obtain replacement financing for the Deutsche line," remarked Lee Posey, chairman. "We have the advantage of a very strong balance sheet that as of June 30, 2002 included $31.3 million in cash, shareholders' equity of $255.9 million and long-term debt of only $2.5 million. We expect to accomplish this transition without any impact on our ongoing operations. In our opinion, this is simply one more opportunity for Palm Harbor to capitalize on the strength of our balance sheet in an industry environment that is contracting."

         Palm Harbor Homes is one of the nation's leading marketers of factory built homes. The Company markets nationwide through vertically integrated operations, encompassing manufactured housing, modular housing, chattel and mortgage bank financing, as well as insurance.

         This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company's current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company's periodic reports filed with the Securities and Exchange Commission.



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